Exhibit 99.1


     LTC Announces Amendment to Termination Date of Stockholder Rights Plan

    MALIBU, Calif.--(BUSINESS WIRE)--March 19, 2004--LTC Properties, Inc. (NYSE:LTC) announced today that its Board of Directors has approved an amendment to the Company's Stockholder Rights Plan (the "Plan") to change its expiration date from May 24, 2010 to April 1, 2004. The Plan provided for an equivalent price per share of common stock of $16.00.
    The Company announced the adoption of the Plan on May 3, 2000 when the closing price of the Company's common stock on that day was $5.6875. The Board's action in adopting the Plan in May 2000 was as a protection to stockholder value when the common stock was trading at, in the Company's view, a very significant discount to value. The Board's action in accelerating the expiration date is not in response to any offers to acquire the Company.
    The Company is a self-administered real estate investment trust that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    This press release includes statements that are not purely historical and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.


    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis/Wendy L. Simpson, 805-981-8655